Exhibit 10.5

MODEL

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between 908 Devices Inc. a Delaware corporation (the “Company”), and _____________________ (“You”) and is effective as of the closing of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Effective Date”). [Except with respect to the Restrictive Covenants Agreement and the Equity Documents (each as defined below), this Agreement supersedes in all respects all prior agreements between you and the Company regarding the subject matter herein, including without limitation [(i) the Employment Agreement between you and the Company dated ______ (the “Prior Agreement”), and (ii)] any offer letter, employment agreement or severance agreement.]

[WHEREAS, the Company desires to employ you and you desire to be employed by the Company beginning on ______________, ____ (the “Effective Date”) on the terms contained herein.] [OR] [WHEREAS, the Company desires to continue to employ you and you desire to continue to be employed by the Company on the new terms and conditions contained herein.]

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Employment.

(a)            Term. The Company shall employ you and you shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). Your employment with the Company shall [be/continue to be] “at will,” meaning that your employment may be terminated by the Company or you at any time and for any reason subject to the terms of this Agreement.

(b)            Position and Duties. You shall serve as the [Title] of the Company and shall have such powers and duties as may from time to time be prescribed by the [Board of Directors (the “Board”)/Chief Executive Officer (the “CEO”) or other duly authorized executive], provided that such duties are consistent with your position or other positions that you may hold from time to time. You shall devote your full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, you may (i) serve on other boards of directors or serve as an advisor to non-competitive private or public companies, in each case subject to the advance written approval of the [Board/CEO], which approval shall not unreasonably be withheld; and (ii) engage in religious, charitable or other community activities, as long as such services and activities ((i) and (ii)) do not materially interfere with your performance of your duties to the Company as provided in this Agreement.

2.             Compensation and Related Matters.

(a)            Base Salary. Your initial base salary under this Agreement shall be paid at the rate of $[__________] per year. Your base salary shall be subject to periodic review by the Board or the Compensation Committee of the Board (the “Compensation Committee”), but no less frequently than annually. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers, but no less frequently than monthly.

(b)            Incentive Compensation. You shall be eligible to receive annual cash incentive compensation for each calendar year which ends during the Term and for each partial year, on a pro rata basis, in each case as determined by the Board or the Compensation Committee. Commencing in calendar year 2021, your initial target annual incentive compensation, including bonuses and/or commissions as applicable, shall be [___] percent of your Base Salary. The target annual incentive compensation in effect at any given time is referred to herein as “Target Bonus.” The actual amount of your annual incentive compensation, if any, shall be based on the Company’s and your performance against objectives to be developed and set from time to time, and determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be approved by the Board or the Compensation Committee and in effect from time to time. Except as provided in Sections 5(a) and 6(a)(i) of this Agreement, to earn incentive compensation, you must be employed by the Company on the day such incentive compensation is paid.

(c)            Expenses. You shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by you during the Term in performing services hereunder, in accordance with and subject to the policies and procedures then in effect and established by the Company for its executive officers.

(d)            Other Benefits. You shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(e)            Vacations and Other Paid Time Off. You shall be entitled to take paid time off in accordance with and subject to the Company’s applicable paid time off policy for executives, as may be in effect from time to time.

(f)             Equity. The equity awards held by you shall continue to be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such equity awards held by you (collectively, the “Equity Documents”).

3.             Termination. Your employment hereunder may be terminated without any breach of this Agreement under the following circumstances;

(a)            Death. Your employment hereunder shall terminate upon death.

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(b)            Disability. The Company may terminate your employment if you are disabled and unable to perform or expected to be unable to perform the essential functions of your then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period you are disabled so as to be unable to perform the essential functions of your then existing position or positions with or without reasonable accommodation, you may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom you or your guardian has no reasonable objection as to whether you are disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. You shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and you shall fail to submit such certification, the Company’s determination of such issue shall be binding on you. Nothing in this Section 3(b) shall be construed to waive your rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)            Termination by Company for Cause. The Company may terminate your employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following:

(i)            conduct by you constituting a material act of misconduct in connection with the performance of your duties that has caused, or is reasonably likely to cause, the Company material economic harm;

(ii)           your conviction or indictment of, or plea of no contest to, any felony, or any misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(iii)          a material breach by you of any of the provisions contained in the Restrictive Covenants Agreement; or

(iv)          a knowing and material violation by you of any of the Company’s material written employment policies.

provided, however, that for Cause to exist for the purposes of (iii) and (iv) above: (I) you must have failed to cure such breach or violation within 10 days after notice of such breach or violation from the [Board/CEO] in the case of (iii), and within 30 days after such notice in the case of (iv), and (II) such breach or violation must have caused, or in the case of (iii) caused or be imminently likely to cause, the Company material harm.

(d)            Termination Without Cause. The Company may terminate your employment hereunder at any time without Cause. Any termination by the Company of your employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of you under Section 3(a) or (b) shall be deemed a termination without Cause.

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(e)            Termination by You. You may terminate your employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without your consent (each, a “Good Reason Condition”):

(i)             a material diminution in your responsibilities, authority or duties;

(ii)            a material diminution in your Base Salary or annual cash incentive compensation opportunity, in each case, except for across-the-board reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;

(iii)           a material change in the geographic location at which you provide services to the Company such that your one-way commute increases by more than 30 miles; or

(iv)           the material breach of this Agreement by the Company.

The “Good Reason Process” consists of the following steps:

(i)             you reasonably determine in good faith that a “Good Reason Condition” has occurred;

(ii)            you notify the Company in writing of the occurrence of the Good Reason Condition within 90 days of the first occurrence of such condition;

(iii)           you cooperate in good faith with the Company’s efforts, if any, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;

(iv)           notwithstanding such efforts, the Good Reason Condition continues to exist; and

(v)            you terminate your employment within 90 days after the end of the Cure Period.

If the Company cures the Good Reason Condition identified in the notice during the Cure Period, that Good Reason Condition shall be deemed not to have occurred.

(f)             If your employment with the Company is terminated for any reason, the Company shall pay or provide to you (or to your authorized representative or estate) (i) any Base Salary earned through the Date of Termination, (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) and (iii) any vested benefits you may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).

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4.             Notice and Date of Termination.

(a)            Notice of Termination. Except for termination as specified in Section 3(a), any termination of your employment by the Company or any such termination by you shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b)            Date of Termination. “Date of Termination” shall mean: (i) if your employment is terminated by your death, the date of your death; (ii) if your employment is terminated on account of disability under Section 3(b), the date on which Notice of Termination is given; (iii) if your employment is terminated by the Company for Cause under Section 3(c), the date on which Notice of Termination is given after the end of any Cure Period; (iv) if your employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (v) if your employment is terminated by you under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given, and (vi) if your employment is terminated by you under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that you give a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement; provided, however, that, notwithstanding the above, it is understood that if the Company accelerates the Date of Termination after a Good Reason Process has been initiated by you, and the termination by the Company is prior to the end of the Cure Period, then Good Reason shall be deemed to occur as of such termination.

5.             Severance Pay and Benefits Upon Termination by the Company without Cause or by You for Good Reason Outside the Change in Control Period. If your employment is terminated by the Company without Cause as provided in Section 3(d), or you terminate your employment for Good Reason as provided in Section 3(e), in either case outside of the Change in Control Period (as defined below), then, in addition to the Accrued Obligations, and in either case subject to (i) you signing the release agreement attached hereto as Exhibit A (the “Separation Agreement and Release”) and (ii) the Separation Agreement and Release becoming irrevocable, all within the time period required in the Separation Agreement and Release but in no event later than 60 days after the Date of Termination:

(a)            if the Date of Termination occurs after the last day of the year to which a bonus applies but before the Company pays such bonus, and if you have earned such bonus under Section 2(b), the Company shall determine the amount and pay you such bonus in a lump sum when the Company determines and pays bonuses to senior executives for the applicable year (the “Prior Year Earned Bonus”);

(b)            the Company shall pay you your annual bonus for the year in which the Date of Termination occurs, if such bonus is earned under Section 2(b), prorated by multiplying such bonus by a fraction, the numerator of which is the number of days you were employed by the Company during the year in which the Date of Termination occurs and the denominator of which is the number of days in such year (the “Current Year Prorated Bonus”). The Company shall determine the amount and pay you any Current Year Prorated Bonus in a lump sum when the Company determines and pays bonuses to senior executives for the applicable year;

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(c)            the Company shall pay you Base Salary, in accordance with the Company’s regular payroll practices, for a period of [___] months following the date of termination (together with any Prior Year Earned Bonus and Current Year Prorated Bonus, the “Severance Amount”);

(d)            subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider, the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the [__] month anniversary of the Date of Termination; (B) your eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of your continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. You agree that you shall remain responsible for the employee portion of the health insurance contribution. You authorize the deduction of such employee portion from the Severance Amount.

(e)            The amounts payable under Sections 5(c) and (d), to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over [__] months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6.             Severance Pay and Benefits Upon Termination by the Company without Cause or by the You for Good Reason within the Change in Control Period. The provisions of this Section 6 shall apply in lieu of, and expressly supersede, the provisions of Section 5 if (i) your employment is terminated either (a) by the Company without Cause as provided in Section 3(d), or (b) by you for Good Reason as provided in Section 3(e), and (ii) the Date of Termination is within 12 months after the occurrence of the first event constituting a Change in Control (such period, the “Change in Control Period”). These provisions shall terminate and be of no further force or effect after a Change in Control Period.

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(a)            If your employment is terminated by the Company without Cause as provided in Section 3(d) or you terminate employment for Good Reason as provided in Section 3(e) and in either case the Date of Termination occurs during the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the signing of the Separation Agreement and Release by you and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release but in no event more than 60 days after the Date of Termination:

(i)             the Company shall pay you any Prior Year Earned Bonus, at the time and in the manner provided in Section 5(a);

(ii)            the Company shall pay you any Current Year Prorated Bonus, at the time and in the manner provided in Section 5(b);

(iii)           the Company shall pay you a lump sum in cash in an amount equal to [___] times the sum of: (A) your then current Base Salary (or your Base Salary in effect immediately prior to the Change in Control, if higher), plus (B) your Average Bonus. “Average Bonus” means the average of the annual cash bonuses and commission payments per year, if applicable, received by you for the three (3) full calendar years immediately preceding the Date of Termination. If you have been employed by the Company for less than three (3) full calendar years as of the Date of Termination, the Average Bonus shall be calculated using the prior one (1) or two (2) full calendar years, as applicable. If you have been employed by the Company for less than one (1) full calendar year as of the Date of Termination, you shall not receive any Average Bonus. To avoid doubt, the Average Bonus calculation shall not include any “change of control” bonus, “sale of the Company” bonus, signing bonus or other special bonus (other than annual bonuses and commission payments per year), in each case that you have received or for which you are eligible.

(iv)           notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all time-based stock options and other stock-based awards subject to time-based vesting held by you (the “Time-Based Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the effective date of the Separation Agreement and Release (the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between your Date of Termination and the Accelerated Vesting Date; and

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(v)            subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider, the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the [__] month anniversary of the Date of Termination; (B) your eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of your continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. You agree that you shall remain responsible for the employee portion of the health insurance contribution.

The amounts payable under Sections 6(a)(iii), (iv) and (v), to the extent taxable, shall be paid or provided within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b)            Additional Limitation.

(i)             Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which you become subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than you would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

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(ii)            For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on you as a result of your receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)           The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or you. Any determination by the Accounting Firm shall be binding upon the Company and you.

(c)            Definitions. For purposes of this Section 6, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i)             any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly and exclusively from the Company); or

(ii)            the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii)           the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

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Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

7.             Section 409A.

(a)            Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement or otherwise on account of your separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)            All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)            To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A--1(h).

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(d)            The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)            The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8.             Continuing Obligations.

(a)            Restrictive Covenants Agreement. [FOR EXISTING EXECS] [The terms of [Section 7 of the Prior Agreement] [the Employee Confidentiality, Assignment and Non-Solicitation Agreement, dated [______________] between the Company and you, attached hereto as Exhibit B,] (the “Restrictive Covenants Agreement”) continue to be in full force and effect, are unamended and unaltered by this Agreement.][FOR NEW MA-BASED EXECS] [As a condition of employment, you are required to enter into the Employee Confidentiality, Assignment and Non-Solicitation Agreement, attached hereto as Exhibit B (the “Restrictive Covenants Agreement”). You acknowledge and agree that you received the Restrictive Covenants Agreement with this Agreement and at least ten (10) business days before the commencement of your employment.] For purposes of this Agreement, the obligations in this Section 8 and those that arise in the Restrictive Covenants Agreement and any other agreement between you and the Company relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.

(b)            Third Party Agreements and Rights. You hereby confirm that you are not bound by the terms of any agreement with any previous employer or other party which restricts in any way your use or disclosure of information, other than confidentiality restrictions (if any), or your engagement in any business. You represent to the Company that your execution of this Agreement, your employment with the Company and the performance of your proposed duties for the Company will not violate any obligations you may have to any such previous employer or other party. In your work for the Company, you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and you will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c)            Litigation and Regulatory Cooperation. During and after your employment, you shall cooperate with the Company, upon reasonable request and reasonable notice, in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to matters with which you were involved while you were employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information. Your cooperation in connection with such claims, actions or investigations shall include, but not be limited to, upon reasonable request and reasonable notice, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 8(c).

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(d)            Relief. You agree that it would be difficult to measure any damages caused to the Company which might result from any breach by you of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

(e)            Protected Disclosures and Other Protected Action. Nothing in this Agreement shall be interpreted or applied to prohibit you from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that you reasonably believe constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Restrictive Covenants Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9.             Arbitration of Disputes.

(a)            Arbitration Generally. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of your employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or retaliation, whether based on race, religion, national origin, sex, gender, age, disability, sexual orientation, or any other protected class under applicable law, including without limitation Massachusetts General Laws Chapter 151B) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in Boston, Massachusetts in accordance with the JAMS Employment Arbitration Rules, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. You understand that you may only bring such claims in your individual capacity, and not as a plaintiff or class member in any purported class proceeding or any purported representative proceeding. You further understand that, by signing this Agreement, the Company and you are giving up any right they may have to a jury trial on all claims they may have against each other. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 9 shall be specifically enforceable. Notwithstanding the foregoing, this Section 9 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including without limitation relief sought under the Restrictive Covenants Agreement; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 9.

12

(b)            Arbitration Fees and Costs. You shall be required to pay an arbitration fee to initiate any arbitration equal to what you would be charged as a first appearance fee in court. The Company shall advance the remaining fees and costs of the arbitrator. However, to the extent permissible under the law, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner. Each party shall pay its own costs and attorneys’ fees, if any. If, however, any party prevails on a statutory or contractual claim that affords the prevailing party attorneys’ fees (including pursuant to this Agreement), the arbitrator may award attorneys’ fees to the prevailing party to the extent permitted by law.

10.           Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 9 of this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, you (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

11.           Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter[, including the Prior Agreement, provided that the Continuing Obligations (including the Restrictive Covenants Agreement) and the Equity Documents remain in full force and effect].

12.           Withholding; Tax Effect. All payments made by the Company to you under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

13.           Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further that if you remain employed or become employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then you shall not be entitled to any payments, benefits or vesting pursuant to Section 5 or pursuant to Section 6 of this Agreement. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of yours and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

13

14.           Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.           Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of your employment to the extent necessary to effectuate the terms contained herein.

16.           Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.           Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to you at the last address you have filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

18.           Amendment. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.

19.           Effect on Other Plans and Agreements. In the event that you are a party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and you may receive payment under this Agreement only and not both. Further, Section 5 and Section 6 of this Agreement are mutually exclusive and in no event shall you be entitled to payments or benefits pursuant to both Section 5 and Section 6 of this Agreement.

20.           Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

21.           Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

908 DEVICES INC.

By:
By
Its:
Date:

EXECUTIVE

[Name]
Date:

15

Exhibit A

RELEASE OF CLAIMS

This Release of Claims (the “Release” or the “Agreement”) is entered into by and between ________ (“You”) and 908 Devices Inc. (the “Company”), in connection with the “Employment Agreement” between you and the Company dated __________. This is the Release referenced in the Employment Agreement. Terms with initial capitalization that are not otherwise defined in this Release have the meanings set forth in the Employment Agreement. The consideration for your agreement to this Release consists of the severance benefits provided under the Employment Agreement.

1.             Tender of Release. This Release is automatically tendered to you upon the date of the termination of your employment as a result of the termination of your employment by the Company without Cause or by you for Good Reason.

2.             Release of Claims. In consideration for your severance benefits under the Employment Agreement (which shall be paid or provided in accordance with, and subject to, the Employment Agreement), and for other valuable and sufficient consideration, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former members, partners, directors, officers, managers, unitholders, shareholders, other interest holders, employees, attorneys, accountants, other agents and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (collectively, “Claims”) that, as of the date when you sign this Release, you have, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This general release of Claims includes, without implication of limitation, the release of all Claims:

•	relating to your employment by and termination from employment with the Company or any related entity;
•	of wrongful discharge or violation of public policy;
•	of breach of contract;
•	of discrimination or retaliation under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964;
•	under any other federal or state statute or constitution or local ordinance, [including without limitation the California Fair Employment and Housing Act, the California Family Rights Act and the California Labor Code[1];]
•	of defamation or other torts;

1 If the Executive is located in California, or was located in California during the Executive’s employment with the Company, this bracketed language shall apply.

•	for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

provided that, in no event shall the foregoing be deemed to waive or release (i) your rights under this Release; (ii) any right of indemnification I may have under contract or law, including, without limitation, for any liabilities arising from your actions within the course and scope of your employment with the Company; (iii) any rights which cannot be waived as a matter of law; (iv) to the Accrued Obligations and to any rights you have to severance under the Agreement and (v) any rights you have under the Equity Documents.

[In furtherance of your release of Claims, known and unknown, you hereby expressly waive any and all benefits you may have, if any, under Section 1542 of the California Civil Code (“Section 1542”). The Company represents that Section 1542 states the following:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The Company further states that for purposes of this Agreement, the term “creditor” in Section 1542 refers to you and the term “debtor” in Section 1542 refers to the Company. You acknowledge that you are releasing unknown claims and waiving all rights you have or may have under Section 1542 or under any other statute or common law principle of similar effect; provided that you are not waiving any rights or claims that may arise out of acts or events that occur after the date on which you sign this Agreement.2]

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

3.             Your Ongoing Obligations. You hereby reaffirm your ongoing obligations to the Company, including, without limitation, (i) your restrictive covenant obligations and other ongoing obligations under the Employment Agreement (which include, for the avoidance of doubt Section 8 of the Employment Agreement) and the Restrictive Covenants Agreement; and (ii) any other restrictive covenant obligation you have to the Company and/or any of its affiliates (collectively, the “Restrictive Covenant Obligations”). The Restrictive Covenant Obligations are incorporated herein by reference. Notwithstanding anything to the contrary in the Restrictive Covenants Agreement or other Restrictive Covenant Obligations, you hereby further agree that you are not entitled to or eligible for any garden leave pay or other noncompetition consideration under the Restrictive Covenant Obligations, and that your Restrictive Covenant Obligations (including without limitation your post-employment noncompetition obligations) nevertheless remain in full effect.

2 If the Executive is located in California, or was located in California during the Executive’s employment with the Company, this bracketed language shall apply:

4.             Nondisparagement. You agree not to make any disparaging, critical or otherwise detrimental statements to any person or entity concerning any Releasee, any Releasee’s affiliates, employees, directors, officers, managers, members or other agents, or the products or services of any Releasee. The Company agrees to instruct its officers and directors not to make any disparaging, critical or otherwise detrimental statements about you. This obligation shall not in any way affect the above-referenced persons’ obligation to testify truthfully in any legal proceeding. The Restrictive Covenant Obligations and this Section 4 are referred to as the “Ongoing Obligations.”

5.             Confidentiality of Agreement-Related Information. You agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. “Agreement-Related Information” means the negotiations leading to this Agreement and the terms of this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. You represent that during the period since the date of this Release, you have not made any disclosures that would have been contrary to the foregoing obligation if it had then been in effect. Nothing in this section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

6.             Return of Property. You confirm that, to the best of your knowledge, you have returned to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Date of Termination. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

7.             Protected Disclosures and Other Protected Actions. Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action).

8.             Defend Trade Secrets Act. For the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9.             No Assignment. You represent that you have not assigned to any other person or entity any Claims against any Releasee.

10.           Right to Consider and Revoke Release. You acknowledge that you have been given the opportunity to consider this Release for a period of 213 days (the “Consideration Period”). In the event you executed this Release before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Release until the end of the Consideration Period. To accept this Release, you shall deliver a signed Release to the undersigned Company representative before the end of the Consideration Period. For a period of seven (7) business days from the date when you execute this Release (the “Revocation Period”), you shall retain the right to revoke this Release by written notice that is received by the undersigned on or before the last day of the Revocation Period. This Release shall take effect only if it is executed within the Consideration Period as set forth above and if it is not revoked pursuant to the preceding sentence. If the conditions set forth in this Section are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period. You acknowledge that you have been advised by the Company to discuss all aspects of this Release with your attorney, that you have carefully read and fully understands all of the provisions of this Release and that you are voluntarily entering into this Release.

11.           Other Terms.

a.            Termination of Payments. If you materially breach any of the Ongoing Obligations, in addition to any other legal or equitable remedies the Company may have for such breach, the Company shall have the right to terminate its payments to you or for your benefit under this Release. The termination of such payments in the event of your breach will not affect your Ongoing Obligations.

b.            Binding Nature of Release. This Release shall be binding upon you and upon your heirs, administrators, representatives and executors.

c.            Modification of Release; Waiver. This Release may be amended only upon a written agreement executed by you and an authorized representative of the Company.

3 The parties agree that this 21-day period shall be extended to 45 days in the event you are terminated in connection with an “exit incentive or other employment termination program,” as defined and described in the regulations issued under the Older Workers’ Benefits Protection Act.

d.            Severability. In the event that at any future time it is determined by a court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, (i) the parties agree that the court should reform the applicable provision and enforce it to the maximum permissible extent; (ii) if such reformation is not permissible, the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release; and (iii) in any event, the remaining provisions and terms of this Release shall not be affected by such reformation or severance.

e.             Governing Law and Interpretation; Jurisdiction. This Release shall be deemed to be made and entered into in Massachusetts,4 and shall in all respects be interpreted, enforced and governed under such state’s laws, without giving effect to its conflict of laws provisions. The parties hereby submit to the exclusive jurisdiction and exclusive venue of the courts of such state for the resolution of all disputes related to or arising under (i) this Release; and/or (ii) your employment with, and termination of employment from, the Company. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

f.             Entire Agreement; Absence of Reliance. This Release, any documents governing any of your equity rights, and the Ongoing Obligations constitute the entire agreement between you and the Company and supersede any previous agreements or understandings between you and the Company. You acknowledge that you are not relying on any promises or representations by the Company or the agents, representatives or attorneys of any of the entities within the definition of Company regarding any subject matter addressed in this Release.

IN WITNESS WHEREOF, the parties have executed this Release:

908 Devices Inc.

By:

Its:

Date

[NAME]

[Name]

Date

4 If the Executive is located in California as of the date of termination, replace Massachusetts with California.

[Exhibit B

Restrictive Covenants Agreement5]

5 Remove if not applicable to Mr. Basarky and Mr. Griffith.